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                                                                     EXHIBIT 1.3



                         [MOORE & VANALLEN LETTERHEAD]


March 5, 2001



Mark Winget, Esq.
Vedder, Price, Kaufman & Kammholz
222 North LaSalle Street
Chicago, Illinois 60601-1003



RE:  NUVEEN NORTH CAROLINA DIVIDEND ADVANTAGE MUNICIPAL FUND
     MUNICIPAL AUCTION RATE CUMULATIVE PREFERRED SHARES MUNIPREFERRED(R)


Dear Mark:

We hereby authorize the use of our firm name, Moore & Van Allen PLLC, as special North Carolina counsel, in the registration statement for the above-referenced matter for filing with the Securities and Exchange Commission.

Should you require any additional consents in this regard, please do not hesitate to call me at (704) 331-1064 or Ernie at (704) 331-1093.

Very truly yours,

Moore & Van Allen PLLC

/s/ Michael E. Zeller

Michael E. Zeller

cc:      Ernest W. Reigel, Esq.